     EXHIBIT 3.6(c)
AMENDMENT TO
CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK
OF
ENDEAVOUR INTERNATIONAL CORPORATION
     Endeavour International Corporation, a Nevada corporation (the “Corporation”), does hereby certify that this Amendment dated as of March ___, 2010 (this “Amendment”) to the Corporation’s Certificate of Designation of Series C Preferred Stock (as amended, the “Certificate”), originally filed with the Nevada Secretary of State on October 30, 2006 and amended on December 21, 2006 and November 17, 2009, is made and entered into by the Corporation and has been duly authorized and approved by the Board of Directors of the Corporation and stockholders of the Corporation in accordance with the provisions of Nevada Revised Statutes 78.1955. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Certificate.
     The Corporation hereby certifies:
     FIRST, that the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Certificate in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes:
     RESOLVED, that Section 8(e) of Article First of the Certificate is hereby amended and restated in its entirety as follows:
     “The Corporation shall neither (A) purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the average Closing Sale Price per share of the Common Stock on the American Stock Exchange (or such other national quotation system or national securities exchange as the Common Stock is primarily traded) for the ten (10) Trading Days ending on the day immediately preceding the purchase, redemption or acquisition (the “Current Market Price”) nor (B) purchase, redeem or otherwise acquire Options or Convertible Securities for a consideration per share of Common Stock into which such security is convertible or exchangeable greater than the Current Market Price on the date of such event. The foregoing shall not prohibit the Company from (a) purchasing, redeeming or otherwise acquiring Permitted Convertible Securities where the consideration for such purchase, redemption or other acquisition is 75% or less than the principal or liquidation preference plus accrued interest or dividends, as applicable, of such Permitted Convertible Securities on the date of purchase, redemption or other acquisition, or (b) refinancing in full any issue, class or series of Permitted Convertible Securities (the “Refinanced Convertible Securities”) solely with the proceeds from newly issued debt securities or equity securities of the Company, but only if the earliest date upon which any portion of such debt or equity securities is required to be repaid, repurchased or redeemed by the Company or any of its Subsidiaries (absent an event of default, in the case of debt securities, or a change of control, in the case of equity securities) is later than the latest date upon which the Company or one of its Subsidiaries would have been required to repay, redeem or repurchase in full all of the Refinanced Convertible Securities in accordance with the terms thereof. “Permitted Convertible Securities” means shares of Series C Preferred Stock, the Company’s 6% Convertible Senior Notes due 2012 issued pursuant to the Indenture dated as of January 20, 2005 between the Company and Wells Fargo Bank, N.A., as trustee, and the Company’s 11.5% Guaranteed Convertible Bonds due 2014 subject to a Trust Deed, dated as of January 24, 2008, among the Company, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee.”
     SECOND, that the previously stated amendment to the Certificate was duly approved by the requisite consent of the holders of Series C Preferred Stock in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes.
[SIGNATURE PAGE FOLLOWS]
     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed and acknowledged by the undersigned as of the 10 day of March, 2010 as the act and deed of the Corporation.
ENDEAVOUR INTERNATIONAL
CORPORATION

Signature’s

/s/ J. Michael Kirksey	/s/Gaurav Bhandari

J. Michael Kirksey	Gaurav Bhandari
Chief Financial Officer	Goldman, Sachs Investment Partners Master Fund, L.P.

/s/ Terence Aquino	/s/ Mark J. Vanacore

Terence Aquino	Mark J. Vanacore
Chief Financial Officer	Trading Manager
Eton Park Capital Management, LP	High Bridge International, LLC.

/s/ Terence Aquino	/s/ Martin Kobinger

Terence Aquino	Martin Kobinger
Chief Financial Officer	Investment Manager
Eton Park Master Fund, LTD.	Capital Ventures International

/s/ Mary Lee	/s/ R. Jeffrey Bruce

Mary Lee	R. Jeffrey Bruce
Chief Legal Officer	Vice President
TPG-Axon Partners, L.P.	Professional Life and Casualty

/s/ Mary Lee	/s/ J. Baker Gentry, Jr.

Mary Lee	J. Baker Gentry, Jr.
Chief Legal Officer	Investment Advisor
TPG-Axon Partners(Offshore), LTD.	HBK Master Fund, L.P.

/s/ Paul Smith Paul Smith
General Counsel
Magnetar Capital Master Fund, LTD.